Exhibit 99.1
MEADOWBROOK INSURANCE GROUP, INC.
(NYSE - MIG)

CONTACT:	Karen M. Spaun
Chief Financial Officer
(248) 204-8178

MEADOWBROOK INSURANCE GROUP, INC. ANNOUNCED THAT IT HAS ENTERED INTO A QUOTA SHARE REINSURANCE CONTRACT WITH SWISS RE

SOUTHFIELD, MICHIGAN
December 20, 2012

Meadowbrook Insurance Group, Inc. (NYSE:MIG) today announced that it has entered into a quota-share reinsurance agreement with Swiss Re under  which  it will cede a selected portion of the Company’s business on a proportional basis with certain limitations. The agreement will be effective December 31, 2012 when the Company will cede 50% of its unearned premium on the selected book of business and receive a provisional ceding commission.  In addition, the Company will cede 25% of direct written premium on this selected book of business commencing January 1, 2013.

The Company anticipates that the unearned premium transferred in 2012 will be approximately $90.0 to $100.0 million dollars and the direct written premium to be ceded in 2013 is estimated to be between $90.0 and $100.0 million dollars.  Accordingly, this transaction is expected to reduce the ratio of the Company’s net premium to statutory surplus in both 2012 and 2013.

Meadowbrook President and Chief Executive Officer Robert S. Cubbin commented, “We are committed to our shareholders, partners, agents, customers, and employees to solidify our A.M. Best rating. We are moving as expeditiously as possible to solve the existing uncertainty. We believe this agreement with Swiss Re, along with the previously announced termination of non-performing businesses and the realization of $50.0 million of capital gains (after-tax $37.0 million) will help alleviate the doubt relating to our rating and establish a capital position that currently and prospectively supports our business strategy.”

About Meadowbrook Insurance Group

Meadowbrook Insurance Group, Inc., based in Southfield, Michigan, is a leader in the specialty program management market.  Meadowbrook includes several agencies, claims and loss prevention facilities, self-insured management organizations and seven property and casualty insurance underwriting companies, including one in Bermuda. Meadowbrook has thirty-four locations in the United States. Meadowbrook is a risk management organization, specializing in specialty risk management solutions for agents, professional and trade associations, and small to medium-sized insureds.  Meadowbrook Insurance Group, Inc. common shares are listed on the New York Stock Exchange under the symbol "MIG". For further information, please visit Meadowbrook’s corporate web site at http://www.meadowbrook.com.

Certain statements made by Meadowbrook Insurance Group, Inc. in this release may constitute forward-looking statements including, but not limited to, those statements that include the words “believes,” “expects,” “anticipates,” “estimates,” or similar expressions. Please refer to the Company's most recent 10-K, 10-Q, and other filings with the Securities and Exchange Commission for more information on risk factors. Actual results could differ materially. These forward-looking statements involve risks and uncertainties including, but not limited to the following: premium volume and operating leverage, the frequency and severity of claims; uncertainties inherent in reserve estimates; catastrophic events; a change in the demand for, pricing of, availability or collectibility of reinsurance; increased rate pressure on premiums and on underwriting criteria; ability to obtain rate increases in current market conditions; investment rate of return and losses(whether realized or unrealized) in the Company’s investment portfolio; changes in and adherence to insurance or other regulation; actions taken by regulators, rating agencies or lenders, including possible downgrade of the company’s current A- financial strength rating; attainment of certain processing efficiencies; changing rates of inflation; impairment of intangibles; general economic conditions; the Company’s possible ability to implement its capital raising and capital preservation strategies in a timely manner; and other risks identified in the Company’s reports and registration statements filed with the Securities and Exchange Commission, any of which may have a material and adverse effect on the Company’s results of operations and financial condition. Meadowbrook is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.